Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to the Registration Statement Form S-2 on Form S-1 (No. 333-116019) of Guideline, Inc. and subsidiaries of our report dated March 30, 2006 relating to the financial statements and financial statement schedule of Guideline, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s adoption of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation”), appearing in the Annual Report on Form 10-K of Guideline, Inc. for the year ended December 31, 2005, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP
New York, NY
April 25, 2006